Exhibit 99(d)(2)

Form of Tender and Support Agreement, dated as of March 20, 2022, between Woodgrain Inc., HBP Merger Sub, Inc., and the stockholders party thereto

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of [•], 2022, between Woodgrain, Inc., an Oregon corporation (“Parent”), HBP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the stockholder of the Company named on the signature page of this Agreement (“Stockholder”).

RECITALS

A.    Parent, Merger Sub and Huttig Building Products, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

B.    Stockholder is, as of the date hereof, the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain Common Shares set forth opposite the name of Stockholder on Schedule A hereto.

C.    As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

In consideration of the foregoing, and the mutual covenants and agreements set forth in the Merger Agreement and as an inducement and in consideration therefor, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.    CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)    Capitalized terms used but not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

(b)    “Expiration Date” means the earliest to occur, without any notice or other action by any Person, of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement without Stockholder’s consent that reduces the amount or changes the form of consideration payable to Stockholder pursuant to the Merger Agreement as in effect on the date hereof or (iv) the mutual written consent of each of Parent, Merger Sub and Stockholder.

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(c)    “Intentional Breach” means a material breach of this Agreement that is the consequence of an act or omission by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, constitute or result in a material breach of this Agreement.

(d)    Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e)    “Subject Securities” means (i) all Common Shares Owned by Stockholder as of the date hereof and (ii) all additional Common Shares of which Stockholder acquires ownership during the Support Period. For the avoidance of doubt, any Restricted Stock Award beneficially owned by Stockholder shall not be considered Subject Securities; provided that if the vesting restrictions relating to any Restricted Stock Award terminate or are waived at any time during the Support Period (other than by acceleration of vesting at the Effective Time), then the Company Shares subject to such vested Restricted Stock Awards will thereafter be deemed to be Subject Securities.

(f)    “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g)    A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, transfers, pledges, gifts, hedges, encumbers, assigns, distributes, grants a Lien on or an option with respect to, enters into any derivative arrangement with respect thereto, transfers or disposes of such security or any interest in such security or right therein to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, gift, hedge, assignment of, encumbrance or Lien of, grant of an option with respect to, a derivative arrangement, transfer of or disposition of such security or any interest or right therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of or interest in or risk relating to such security or enters into a derivative arrangement with respect to such security.

SECTION 2.    TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1    Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2    Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust or any voting agreement or arrangement is entered into with respect to the Subject Securities (other than this Agreement); (b) no proxy, power-of-attorney, consent right or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (except as provided hereunder); and (c) no action is taken or permitted that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or otherwise make any representation or warranty of Stockholder herein untrue or incorrect.

2.3    Permitted Transfers. Section 2.1 above shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or otherwise for bona fide estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of Stockholder; (b) if such Transfers or dispositions do not involve a change in beneficial ownership; (c) if

Stockholder is a trust, to any beneficiary of Stockholder or the estate of any such beneficiary; (d) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (e) to the Company to cover tax withholding obligations of Stockholder in connection with the vesting of any Restricted Stock Award or (f) if Stockholder is a corporation, limited partnership, partnership or other entity, to any controlled affiliate of such Stockholder; provided, however, that a Transfer referred to in clauses (a) through (d) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer) the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3.    TENDER OF SUBJECT SECURITIES

3.1    Tender of Subject Securities. Until the Expiration Date, Stockholder hereby agrees, subject to Section 3.3 to tender the Subject Securities free and clear of all Liens, or cause such Subject Securities (collectively, the “Initial Tender Shares”) to be tendered, into the Offer no later than the 10th Business Day following the commencement of the Offer within the meaning of Rule 14d-2 under the Exchange Act (the “Tender Deadline”). If Stockholder acquires additional Subject Securities after the date hereof and during the Support Period, Stockholder shall tender or cause to be tendered such Subject Securities on or before the earlier of (a) five Business Days after such acquisition, and (b) one Business Day prior to the Expiration Date (the “Additional Tender Shares”, and together with the Initial Tender Shares, the “Tender Shares”). Until the Expiration Date, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer. Stockholder shall notify Parent as promptly as reasonably practicable in writing of the number of any additional shares of Common Shares which Stockholder acquires beneficial or record ownership after the date hereof and during the Support Period.

3.2                 Return of Subject Securities. If (a) the Offer is terminated or withdrawn by Parent or Merger Sub, or (b) the Expiration Date occurs prior to the purchase of the Subject Securities in the Offer, Parent and Merger Sub shall promptly and in any event no later than two Business Days direct any depository acting on behalf of Parent and Merger Sub to return, all Tender Shares to Stockholder.

3.3     No Requirement to Exercise. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any equity award or require any Stockholder to purchase any Common Shares, and nothing herein shall prohibit Stockholder from exercising any equity award held by Stockholder in accordance with the applicable plan, award grant agreement(s), and/or other agreements(s) or document(s) evidencing such equity award, as applicable.

SECTION 4.    VOTING OF COMMON SHARES

4.1    Voting Covenant. During the Support Period, Stockholder hereby irrevocably and unconditionally agrees that, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Stockholder shall (or shall cause) in each case to the fullest extent that such Stockholder’s Subject Securities are entitled to be voted therein: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of such Subject Securities, and unless otherwise directed in writing by Parent:

(i)    in favor of (x) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (y) each of the other Contemplated Transactions; and

(ii)    against (x) any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger, the Offer or any of the other Contemplated Transactions or this Agreement, including any Acquisition Proposal of any Person (other than Parent and Merger Sub) to acquire the Company or all or substantially all of the assets thereof and action in furtherance of any Acquisition Proposal or to engage in any other similar extraordinary corporate transaction (other than the Merger and Contemplated Transactions), and (y) any amendment of the Company’s Constituent Documents (except in connection with the Merger or Contemplated Transactions).

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses (a) or (b) of this Section 4.1.

4.2    Further Assurances. Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder.

SECTION 5.    WAIVER OF APPRAISAL RIGHTS AND CERTAIN ACTIONS

5.1    During the term of this Agreement, Stockholder hereby (a) irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Common Shares, any rights of appraisal, any dissenters’ rights or any similar rights under Section 262 of the Delaware General Corporation Law (the “DGCL”), including any right to notice thereof or related thereto, relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities and (b) agrees not to commence or join in and agrees to use commercially reasonable efforts to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company, any of their respective directors or officers or any of their respective successors that challenges the validity of, or seeks to enjoin, any provision of this Agreement or alleges breach or any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to each of Parent and Merger Sub as follows:

6.1    Authorization, etc. Stockholder has full authority and legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. [If Stockholder is married, and any of the Subject Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by Stockholder’s spouse] and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against Stockholder’s spouse in accordance with its terms, except as enforcement thereof may be limited by (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2    No Conflicts or Consents.

(a)    The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which such Stockholder will file, violate any Law applicable to such Stockholder or such Stockholder’s Subject Securities, (ii) except as may be required by applicable federal securities laws, require any consent, approval, order, authorization, permit or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, modification or acceleration under, or result in the creation of any Liens on any of the Subject Securities pursuant to, any Contract, trust, Order or other instrument binding on such Stockholder or such Stockholder’s Subject Securities or any applicable Law; (iii) if Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Stockholder; or (iv) result in or constitute (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected, except, in each case, for any conflict, violation, breach, default or right which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

(b)     The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any filing with or notification of, nor any permit, authorization, consent or approval of, any Person, other than under the HSR Act or where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Assuming the compliance of each of the Company, Parent and Merger Sub with the HSR Act, no consent or notification of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement, or where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

6.3    Title to Common Shares. As of the date hereof, Stockholder (a) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), free and clear of any Lien (other than Liens that would not adversely affect in any material respect the ability of Stockholder to perform Stockholder’s obligations hereunder), the Subject Securities set forth opposite Stockholder’s name on Schedule A to this Agreement, and (b) except as set forth in Schedule A hereto, does not hold or have any ownership interest in any other Common Shares or any performance based stock awards, restricted stock, restricted stock units, options (including any granted pursuant to the Company equity plan) or other rights or securities convertible into or exercisable or exchangeable for Common Shares.

6.4    Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets that would reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder.

6.5    Merger Agreement. Stockholder and its Representatives have reviewed and understand the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with Stockholder’s counsel in connection with this Agreement.

6.6    Voting Power. Stockholder has full voting power with respect to all the Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Subject Securities. None of the Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

6.7    Reliance. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6.8    Broker. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with Stockholder tendering the Subject Securities pursuant hereto based upon arrangements made by or on behalf of Stockholder in its capacity as such.

SECTION 7.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

7.1    Authorization, etc. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

7.2    No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and their respective Representatives will not: (a) conflict with or violate any Law or Order applicable to Parent and Merger Sub (or any of such Person’s Representatives); or (b) require any filing with, nor any permit, authorization, consent or approval of, or require any consent of, or registration, declaration or filing with, any Governmental Authority, other than (i) any applicable requirements of the Exchange Act, Nasdaq, and the DGCL, (ii) as required by the HSR Act, (iii) as contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

SECTION 8,    COVENANTS OF STOCKHOLDER

8.1    Stockholder Information; Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or the Contemplated Transactions) of: (a) Stockholder’s identity; (b) Stockholder’s ownership of the Subject Securities; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger, the Offer or the Contemplated Transactions), and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or the Contemplated Transactions. Stockholder further agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

8.2    Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) take such further actions, as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8.3    Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificated or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize Parent to direct the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

8.4    Public Announcement. Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, issue any press release, public announcement or make any other public statement or communication with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent (for which email consent will be sufficient) of Parent and the Company, except as may be required by applicable Law.

8.5    No Solicitation of Acquisition Proposal. Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall instruct its Representatives not to: (a) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing nonpublic information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that, in each case, constitutes or is intended to lead to an Acquisition Proposal, (b) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person making an Acquisition Proposal, or such Person’s Representatives, with respect to an Acquisition Proposal (other than, solely in response to an inquiry, proposal or offer by a Person to refer such Person to the restrictions of the Merger Agreement and this Section 8.5 so long as the discussion or response is limited to such referral) or (c) provide any nonpublic information of the Company or its Subsidiaries, or take any other action to assist or knowingly encourage or knowingly facilitate, any effort by any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in a manner that is intended to lead to an Acquisition Proposal or in connection with or in response to any inquiry, offer, or proposal that constitutes an Acquisition Proposal. Stockholder shall, and shall instruct its Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any inquiry, proposal or offer pending on the date hereof that constitutes, or is intended to lead to, an Acquisition Proposal. Without limiting the generality of Section 9.12 below, if Stockholder is a director or officer of the Company, the foregoing provisions of this Section 8.5 shall not prevent Stockholder from taking any action with respect to any Acquisition Proposal permitted in accordance with Section 7.2 of the Merger Agreement or any other provisions of the Merger Agreement.

SECTION 9.    MISCELLANEOUS

9.1    Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the outstanding Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or (b) Stockholder shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of any additional Common Shares, then the terms of this Agreement shall apply to the Common Shares held by Stockholder immediately following the effectiveness of the events described in the aforementioned clause (a) or Stockholder becoming the beneficial owner thereof as described in the aforementioned clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Subject Securities hereunder.

9.2    Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

9.3     Expenses. Except as provided in Sections 4.2 and 8.2 hereof or as otherwise agreed between the parties, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent and Merger Sub in accordance with Section 11.2 of the Merger Agreement and to Stockholder at its address set forth below its signature hereto (or at such other address for a party as shall be specified by like notice).

9.5    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible such that the terms of this Agreement, the Merger Agreement and the Contemplated Transactions contemplated therein are fulfilled to the fullest extent possible.

9.6    Entire Agreement; Counterparts. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

9.7    Assignment; Binding Effect. No party may assign (by merger, operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Agreement will be void ab initio.

9.8    Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company, Merger Sub or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company, Merger Sub or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

9.9     Governing Law.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.9(c), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.9(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.4. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.9(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.9(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO, IN CONNECTION OR TO ENFORCE WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.10    Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11    Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall be revoked and become null and void on, and have no further effect as of the Expiration Date. Nothing in this Section 9.11 shall relieve any party from any liability for any Intentional Breach of this Agreement occurring prior to the termination of this Agreement and the provisions of this Section 9 (other than Section 9.1) shall survive any termination of this Agreement. For the avoidance of doubt, the representations and warranties herein shall not survive the termination of this Agreement.

9.12    Directors and Officers. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s (or any Representative of Stockholder’s) capacity as a director, officer or employee of the Company. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company’s Board of Directors from taking any action (or failure to act) in his or her capacity as an officer or member of the Company’s Board of Directors or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

9.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)    Unless otherwise indicated all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, as applicable.

(e)    The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to effect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f)    References to “$” refer to United States dollars unless otherwise noted.

9.14    No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Securities at a given time shall remain vested in and belong to Stockholder as of such time, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein.

9.15    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

9.16    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, (i) in the case of an amendment, by each of (x) Parent and the Merger Sub, on the one hand, and (y) Stockholder, on the other hand, or (ii) in the case of a waiver, by each party against whom such waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.17    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9 hereof.

9.18    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that this Agreement shall be deemed to be for the additional benefit of the Company and the Surviving Corporation and shall be enforceable by each.

9.19     Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.20    No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.21    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

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IN WITNESS WHEREOF, each of Parent, Merger Sub and Stockholder has caused this Tender and Support Agreement to be executed as of the date first written above.

PARENT

WOODGRAIN, INC.

By:
Name:
Title:

MERGER SUB

HBP MERGER SUB, INC.

By:
Name:
Title:

STOCKHOLDER

[STOCKHOLDER]

By:
Name:
Title:

Address:
Email: